Exhibit 99.1

MIDDLESEX WATER ANNOUNCES SUBSIDIARY SALE

ISELIN, NJ (August 30, 2021) Middlesex Water Company (NASDAQ:MSEX) today announced it has agreed to sell its regulated Delaware wastewater utility business to Artesian Wastewater Management, Inc. (Artesian) for $6.4 million in cash and other consideration. Artesian is a wholly-owned subsidiary of Artesian Resources Corporation. The transaction is subject to approval by the Delaware Public Service Commission and other customary closing conditions, and is expected to be finalized prior to December 31, 2021.

Middlesex and Artesian have entered into a definitive agreement whereby Artesian will purchase all of the stock of Tidewater Environmental Services, Inc. (TESI), a Middlesex wholly-owned subsidiary, which serves approximately 3,600 retail wastewater customers in Sussex County, Delaware. Both Companies have jointly concluded that this transaction is in the best long-term interest of the customers and the shareholders of their respective organizations.

Middlesex will continue to own and operate both its Delaware based regulated water utility business, Tidewater Utilities, Inc. and its Delaware based non-regulated water and wastewater contract operations business, White Marsh Environmental Systems, Inc.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Middlesex is diligently focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more, visit our website and follow us on Facebook, Twitter and LinkedIn.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

bsohler@middlesexwater.com